Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-195139) and related Prospectus of Athlon Energy Inc., incorporated by reference in this registration statement (Form S-1MEF).  We also consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-195139) and related Prospectus of Athlon Energy Inc. of our report dated March 7, 2014, with respect to the consolidated financial statements of Athlon Energy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
April 16, 2014